Exhibit 5.1

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January 13, 2006

ICOP Digital, Inc.

16801 W. 116th Street

Lenexa, Kansas 66219

Re:	ICOP Digital, Inc. - Registration Statement on Form S-8, filed January 13,

2006, covering 200,000 shares of common stock reserved under the 2005

Employee Stock Purchase Plan

Gentlemen:

We are acting as counsel to ICOP Digital, Inc., a Colorado corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company’s Registration Statement on Form S-8 (the “Registration Statement”). The Registration Statement covers 200,000 shares of the Company’s common stock, no par value (the “Plan Shares”), that may be issued by the Company upon exercise of rights (“Rights”) granted under the Company’s 2005 Employee Stock Purchase Plan (the “Plan”).

In our capacity as such counsel, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed. In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any Plan Shares, there will not have occurred any change in law affecting the validity or enforceability of the Plan or the Rights granted thereunder.

Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that, when issued and sold by the Company against payment therefor pursuant to the terms of the Rights, the Plan Shares will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of Oregon and are expressing our opinion only as to matters of Oregon law and the corporation law of the State of Colorado, including the statutory provisions, all applicable provisions of the Colorado constitution and reported judicial decisions interpreting those laws.

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ICOP Digital, Inc.

January 13, 2006

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,

HOLLAND & KNIGHT LLP

/s/ Holland & Knight LLP